EXHIBIT 99.1

Naugatuck Valley Financial Corporation Reports First Quarter Earnings and Announces Cash Dividend for the Quarter Ended March 31, 2007

NAUGATUCK, Conn., April 23, 2007 (PRIME NEWSWIRE) -- Naugatuck Valley Financial Corporation (the "Company") (Nasdaq:NVSL), the parent company of Naugatuck Valley Savings and Loan (the "Bank"), announced net income of $274,000 for the quarter ended March 31, 2007 versus net income of $470,000 for the quarter ended March 31, 2006, a decrease of $196,000 or 41.7%. Earnings per share for the quarters ended March 31, 2007 and March 31, 2006 were $.04 and $.06 respectively.

Net interest income for the quarter ended March 31, 2007 totaled $2.89 million compared to $2.87 million for the quarter ended March 31, 2006, an increase of $16,000 or 0.6%. Although net interest income in the three month period was relatively flat, the Company experienced an increase in the average balances of interest earning assets of 17.4%, combined with an increase in the average rate earned on these assets of 37 basis points over the 2006 rates. The increase in interest earning assets for the three month period is attributed primarily to an increase in the loan portfolio. The average balances in the loan portfolio increased by 20.1% during this period. The largest increases were in the commercial portfolio. The increase in interest income was partially offset by an increase in interest expense. Interest expense increased by $1.2 million, or 61.6% in the three month period due to rising rates on deposits and borrowings along with increases in the average balances of deposits and borrowings. The average balances of deposits increased by 20.7% and the average balance of advances from the Federal Home Loan Bank increased by 17.6% for the three month period. The largest increases in deposits were in certificates of deposit and checking accounts.

Noninterest income was $524,000 for the quarter ended March 31, 2007 compared to $434,000 for the quarter ended March 31, 2006, an increase of 20.7%. The increase was caused by a $31,000 or 96.9% increase in income from investment advisory services, and a $30,000 or 33.7% increase in fees for services.

Noninterest expense was $ 3.1 million for the quarter ended March 31, 2007 compared to $2.6 million for the quarter ended March 31, 2006. The increase was primarily the result of an increase of $208,000 in compensation costs over the 2006 period, and an increase of $113,000 in office occupancy expenses. Both of these increases are largely related to the opening of three new branch offices in the third quarter of 2006.

Total assets were $424.1 million at March 31, 2007 compared to $413.7 million at December 31, 2006, an increase of $10.4 million or 2.5%. Total liabilities were $373.6 million at March 31, 2007 compared to $362.6 million at December 31, 2006. Deposits at March 31, 2007 were $305.0 million, an increase of $15.8 million or 5.5% over December 31, 2006. Borrowed funds decreased from $68.5 million at December 31, 2006 to $65.1 million at March 31, 2007. The increases in deposits were primarily used to fund growth in loans and, to a lesser extent, repay advances and fund disbursements from mortgage tax escrow accounts.

Total capital was $50.5 million at March 31, 2007 compared to $51.1 million at December 31, 2006, due to net income of $274,000 for the three month period, dividends of $151,000 paid to stockholders, stock repurchases of $832,000, a net decrease to the unrealized loss on available for sale securities of $82,000 and $41,000 in capital adjustments related to the Company's 2005 Equity Incentive Plan. At March 31, 2007, the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.

In addition, on April 17, 2007, the Board of Directors of the Company declared a cash dividend for the quarter ended March 31, 2007, of $.05 per share to stockholders of record on May 7, 2007. Payment of the cash dividend will be made on or about June 1, 2007. Naugatuck Valley Mutual Holding Company, the Company's mutual holding company, will waive receipt of the dividend.

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with eight other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

                  SELECTED FINANCIAL CONDITION DATA
 ---------------------------------------------------------------------
                                                March 31,  December 31,
                                                  2007         2006
 -------------------------------------------------------   -----------
                                                      (Unaudited)
                                                     (in thousands)
 ASSETS

 Cash and due from
  depository institutions                        $ 9,237       $ 7,911
 Investment in federal funds                       4,766            31
 Investment securities                            68,030        70,267
 Loans receivable, net                           315,115       308,376
 Deferred income taxes                             1,407         1,375
 Other assets                                     25,550        25,736
                                               ---------     ---------
 Total assets                                  $ 424,105     $ 413,696
                                               =========     =========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Liabilities

 Deposits                                      $ 305,037     $ 289,198
 Borrowed funds                                   65,140        68,488
 Other liabilities                                 3,429         4,926
                                               ---------     ---------
 Total liabilities                               373,606       362,612
                                               ---------     ---------
 Total stockholders' equity                       50,499        51,084
                                               ---------     ---------

 Total liabilities and
  stockholders' equity                         $ 424,105     $ 413,696
                                               =========     =========

                      SELECTED OPERATIONS DATA
 ---------------------------------------------------------------------
                                                   Three Months Ended
                                                       March 31,
                                                ----------------------
                                                   2007         2006
 -------------------------------------------------------      --------

 Total interest income                           $ 5,984       $ 4,787
 Total interest expense                            3,097         1,916
                                                --------      --------
 Net interest income                               2,887         2,871
                                                --------      --------
 Provision for loan losses                            51            62
                                                --------      --------
 Net interest income after
  provision for loan losses                        2,836         2,809
                                                --------      --------

 Noninterest income                                  524           434
 Noninterest expense                               3,064         2,639
                                                --------      --------

 Income before provision
 for income taxes                                    296           604
 Provision for income taxes                           22           134
                                                --------      --------

 Net Income                                     $    274      $    470
                                                ========      ========

 Earnings per common share -
   basic and diluted                              $ 0.04        $ 0.06
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                 SELECTED FINANCIAL RATIOS
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                                                  For the Three Months
 SELECTED PERFORMANCE RATIOS: (a)                    Ended March 31,
                                                 ---------------------
                                                   2007          2006
 -------------------------------------------------------      --------

 Return on average assets                           0.26%         0.52%
 Return on average equity                           2.12          3.62
 Interest rate spread                               2.78          3.27
 Net interest margin                                2.97          3.46
 Efficiency ratio (b)                              89.59         79.61
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 ASSET QUALITY RATIOS:                        At March 31,  At Dec. 31,
                                              ------------------------
                                                 2007           2006
  ------------------------------------------------------     ---------
                                                (Dollars in thousands)

 Allowance for loan losses                       $ 2,072       $ 2,071
 Allowance for loan losses
   as a percent of total loans                      0.65%         0.67%
 Allowance for loan losses as
  a percent of nonperforming loans                212.08        103.03
 Net charge-offs to average loans
  outstanding during the period                     0.02             -
 Nonperforming loans                               $ 977       $ 2,010
 Nonperforming loans as a percent
  of total loans                                    0.31          0.65
 Nonperforming assets                              $ 977       $ 2,010
 Nonperforming assets as a percent
   of total assets                                  0.23          0.49
 ---------------------------------------------------------------------

 (a)  All applicable quarterly ratios reflect annualized figures.
 (b)  Represents non interest expense (less intangible amortization)
      divided by the sum of net interest income and noninterest income.

The Naugatuck Valley Financial Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3632

CONTACT:  Naugatuck Valley Financial Corporation
          John C. Roman or Lee R. Schlesinger
          1-203-720-5000